Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Mid-America Apartment Communities, Inc. of our reports dated February 21, 2014, with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc., and the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

May 23, 2014